FORM 2D

LISTING AGREEMENT

TAG OIL LTD.
Name of Issuer

Suite 400-534 17th Ave S.W., Calgary, Alberta, T2S 0B1 Phone: (403) 770-1934
Head Office Address and Telephone Number of Issuer

Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1
Name and Address of Issuer’s Registrar and Transfer Agent

Canacord Capital Corporation
Name of Sponsor (if applicable)

In consideration of the listing on the TSX Venture Exchange Inc. (the “Exchange”) of securities of the undersigned entity (the “Issuer”), the Issuer hereby agrees with the Exchange as follows:

1.	Interpretation

In this Agreement, unless the subject matter or context otherwise requires:

	1.1	All terms used herein which are defined in Policy 1.1 - Interpretation, shall have the meanings ascribed to those terms in that Policy.

	1.2	Where used herein, the term “Exchange Requirements” shall have the same meaning as defined in Exchange Rule A.1.00.

	1.3	Where used herein, the term “Issuer” shall include all subsidiaries of the Issuer.

2.	General

2.1

The Issuer shall, and shall cause its directors, officers, employees, agents, consultants, and, where applicable, partners, to comply with all Exchange Requirements and all applicable legal requirements including, but not limited to, those of its incorporating statute, all laws, rules, regulations, policies, notices and interpretation notes, decisions, orders and directives of all securities regulatory authorities having jurisdiction over it and with all other laws, rules and regulations applicable to its business or undertaking.

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2.2

The Issuer shall file with the Exchange all such material, information and documents as may be required by the Exchange from time to time and in such manner and form and by such date as may be specified by the Exchange.

2.3

This Agreement and all other documents, information and material (collectively, the “Information”), in whatever form, provided to or filed with the Exchange shall become the property of the Exchange and the Exchange shall have full and irrevocable authority to sell, license, copy, distribute, make available for public inspection, provide copies of same to other regulatory authorities and otherwise deal with all or any part of the Information at any time without notice to the Issuer.

2.4

Except as otherwise permitted by the Exchange Requirements, the Issuer shall not issue securities to any person without the prior approval of the Exchange. Further, the Issuer shall notify the Exchange in such manner and form and by such date as may be specified by the Exchange Requirements of any changes to the number of its issued securities of any class.

2.5

All documents filed by the Issuer and all correspondence with the Exchange shall be in the English language. In addition, the Issuer shall also concurrently file with the Exchange any original language documents. The Issuer warrants that all English translations will be complete and accurate.

3.	Reimbursement for Independent Advice

3.1

The Issuer shall pay to the Exchange on a timely basis the annual sustaining fee, the applicable listing or filing fee at the time of each filing, and any other fees, expenses or charges which may be specified from time to time by the Exchange within the time limits specified by the Exchange.

3.2

The Exchange, at the Issuer’s cost, may obtain independent advice or consulting services with respect to any matter relating to the Issuer provided that the Exchange has first afforded the Issuer the opportunity to satisfy the particular filing requirements of the Exchange with respect to such matter. The Issuer hereby agrees to fully reimburse and indemnify the Exchange for all such expenses, costs and fees incurred by the Exchange.

4.	Directors, Officers and other Personnel

	4.1	The affairs of the Issuer shall at all times be managed or supervised by at least three directors, all of whom shall:

		(a)	be individuals qualified to act as directors under the Issuer’s incorporating statute and Exchange Requirements;
		(b)	act honestly and in good faith and in the best interests of the Issuer;
		(c)	exercise the care, diligence and skill of a reasonably prudent person in the exercise of their duties as directors;
		(d)	not be personally indebted to or subject to an unsatisfied or incomplete term of a sanction of the Exchange or any securities regulatory body; and
		(e)	be otherwise acceptable to the Exchange.

Officers, employees, agents and consultants of the Issuer, and others engaged by or working on behalf of the Issuer, shall be subject to all other specified Exchange

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Requirements and, at the discretion of the Exchange, shall be subject to clauses 4.1(d) and 4.1(e) above.

4.2

Except in the case of a CPC Issuer, the Issuer shall at all times have at least two directors who are not Control Persons of the Issuer. The Issuer, regardless of whether it is a CPC or not, shall at all times have at least two directors who are neither employees, senior officers or management consultants of the Issuer or any of its associates or affiliates. The Issuer will have an audit committee consisting of at least three directors, a majority of whom must be neither Control Persons of the Issuer nor employees or senior officers of the Issuer or any associates or affiliates. The Issuer will use its best efforts to have its audit committee act in accordance with the Canadian Securities Administrators’ Notice on Audit Committees or any successor policy, notice or instrument.

	4.3	Insofar as the Issuer requests that the Exchange rely on auditors, lawyers, consultants or other agents, the Issuer shall ensure that such Persons are not unacceptable to the Exchange.

	4.4	The Issuer shall require a minimum of two signatures by Persons authorized by the board of directors of the Issuer to sign all cheques issued by the Issuer.

5.	Rights and Remedies of the Exchange

5.1

The Exchange shall have all the rights and remedies set out in the Exchange Requirements or otherwise available to it at law or equity. Without limiting the generality of the foregoing, the Issuer acknowledges that the Exchange may halt or suspend trading in the Issuer’s securities, and may delist securities of the Issuer, at any time, with or without giving any reason for, or notice of, such action.

5.2

A breach by any director, officer, employee, agent, consultant or, where applicable, partner of the Issuer of any term of this Agreement or the Exchange Requirements shall be deemed to be a breach by the Issuer and the Exchange shall be entitled to exercise against the Issuer all rights and remedies it may have in respect thereof.

5.3

The Issuer hereby agrees to and does hereby release and indemnify the Exchange, its governors, directors, officers, agents and employees from and against all claims, suits, demands, actions, costs, damages and expenses, including legal fees on a solicitor and his own client basis, which may be incurred by the Exchange as a result of or in connection with the enforcement by the Exchange of any provision of this Agreement or any Exchange Requirement.

6.	Miscellaneous

6.1

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and the parties hereby irrevocably submit to the jurisdiction of the courts of the Province of Alberta for all matters arising out of or in connection with this Agreement or any of the transactions contemplated hereby

	6.2	The Issuer hereby agrees to submit and attorn to the jurisdiction of the TSX Venture Exchange, and wherever applicable, the governors, directors and committees thereof.

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6.3	All notices and other communications to be provided pursuant to this Agreement may be delivered, sent by facsimile or prepaid post to the following addresses.

(a) except as otherwise directed by Exchange Policy or other direction of the Exchange, if to the Exchange:

TSX Venture Exchange
10th Floor, 300 – 5th Avenue S.W.
Calgary, Alberta
T3A 3C4

Attention: Corporate Finance Department
Phone: (403) 218-2800
Fax: (403) 237-0450

(b) if to the Issuer:

Suite 400-534 17th Ave S.W.
Calgary, Alberta
T2S 0B1

Phone: (403) 770-1934
Fax: (403) 770-1935

provided that in the event of a general disruption of postal services, notices and communications shall be delivered or sent by facsimile. Any notice or communication delivered or sent by facsimile shall be deemed to have been given on the day so delivered or sent by facsimile. Any notice or communication sent by mail shall be deemed to have been received on the fifth business day following deposit in the mail in Canada. A party may change its address as provided herein by notice to the other party as set out in this section.

6.4	This Agreement has been duly authorized, executed and delivered on behalf of the Issuer and is a legal, valid and binding obligation of the Issuer enforceable in accordance with its terms.

6.5	The Issuer may not assign the whole or any part of this Agreement without the written consent of the Exchange.

6.6

The Exchange may terminate or amend this Agreement at any time and, upon notice to the Issuer given in accordance with the provisions of this Agreement, any such amendments will be binding on the Issuer. It is acknowledged by the Issuer that the Exchange shall not incur any liability with respect to any loss or damage that the Issuer or any other person may suffer, directly or indirectly, by reason of any amendment or termination of this Agreement.

6.7

No approval, consent or waiver by the Exchange to or of any breach by the Issuer in the performance or observance of its obligations under this Agreement or any of the Exchange Requirements is an approval, consent or waiver to or of any other breach or continuing breach. Failure by the Exchange to complain of any breach by or enforce any Exchange Requirement against the Issuer in the performance or observance of its obligations under this Agreement or any of the Exchange Requirements irrespective of

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how long the breach may continue, is not a waiver of the rights of the Exchange under or relating to this Agreement or any of the Exchange Requirements.

6.8

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision herein and any invalid provision shall be deemed to be severable.

6.9

Any reference to a statute includes all rules and regulations made pursuant thereto and, unless otherwise expressly provided, includes a reference to all amendments made thereto and in force from time to time and any statute, rule or regulation that may be passed which has the effect of supplementing or superseding that statute or those rules or regulations.

6.10

The Issuer agrees that it shall be bound by the terms and conditions of this Agreement immediately upon Exchange acceptance hereof, notwithstanding that confirmation of such acceptance may not have been provided to the Issuer.

6.11	This Agreement has been drafted in the English language at the express request of the parties. Les parties ont exige que le present contrat soit redige en anglais.

In witness whereof, the parties hereto have executed this Agreement by their duly authorized signing officers as of the date indicated below.

DATED at _________________ this _____ day of _______________, 2005.

Tag Oil Ltd.
Issuer’s Name

Drew Cadenhead,
Chief Executive Officer and Director

Garth Johnson
Chief Financial Officer and Director

*	To be executed by at least two duly authorized signing officers of the Issuer and, if required pursuant to applicable law, under the Issuer’s corporate seal.

This application shall be deemed to have been accepted by the Exchange, and shall become effective immediately upon commencement of trading of any securities of the Issuer on the Exchange.

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